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                                                                    Exhibit 99.1
FOR RELEASE:  May 3, 2006

                                                          Contact: Cheryl Hansen
                                                    Director, Investor Relations
                                                                   (610)645-1084
                                                        clhansen@aquaamerica.com

                                                                    Donna Alston
                                                         Manager, Communications
                                                                  (610) 645-1095
                                                        dpalston@aquaamerica.com


              AQUA AMERICA REPORTS EARNINGS FOR FIRST QUARTER 2006

            COMPANY EXPECTS RETURN TO EARNINGS GROWTH IN SECOND HALF

BRYN MAWR, PA, May 3, 2006 - Aqua America, Inc. (NYSE: WTR) today reported diluted earnings per share of $0.13 and net income of $16.6 million for the quarter ending March 31, 2006. For the same period in 2005, the company reported diluted earnings per share of $0.15 and net income of $18.9 million.

First quarter 2006 operating revenues increased to $117.9 million from $114.0 million for the same period in 2005 primarily due to customer growth and rate increases. Most of the rate increases received during the quarter came from infrastructure rehabilitation surcharges (DSIC, QIPS, SIC). The company did not receive any major base rate increases to affect first quarter 2006, therefore the impact on revenue from rates was less than normal. Major base rate increases are expected to be received in the second half of this year.

Aqua America Chairman and CEO Nicholas DeBenedictis said, "While we are pleased with the four million in new revenue in the first quarter, our results reflect the effects of projected regulatory lag - a period of time between a rise in costs and the recognition of those costs in rates - in the first half of 2006 due to record capital investments over the past few years and rising expenses over the past several quarters, neither of which have been fully recovered in rates. Also, for the first time, as required by a new accounting standard, a non-cash charge for stock options expense affected 2006 first quarter net income without a comparable charge in the same quarter in 2005. We currently have more than $50 million in rate requests pending in various state jurisdictions, including major cases in Pennsylvania - our largest rate jurisdiction - New Jersey, Illinois and Virginia. We hope to conclude these cases ameliorating the regulatory lag and receive the rate awards which will start benefiting revenues and earnings chiefly in the third and fourth quarters in 2006."

DeBenedictis continued, "Over the past three years, Aqua America has invested approximately $600 million in capital and $250 million in acquisitions, resulting in our rate base - the investments made by the company to serve customers and drive our future earnings power - growing at a compounded annual growth rate of 14 percent to the current level of $1.9 billion. This significant increase in rate base resulted, in part, from major infrastructure rehabilitation in states like Pennsylvania, Ohio, New Jersey, Indiana, Illinois and Maine."


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Operating and maintenance expenses increased due, in part, to double-digit increases in water production costs, such as power, transportation and chemicals, resulting from skyrocketing oil and gas prices over the last several quarters. Additionally, stock options were expensed for the first time this quarter representing 17 percent of the company's increase in operating and maintenance expenses. Expenses were also impacted by: a 15 percent increase in depreciation - a non-cash expense which, when received in rates, generates cash for future investment; and rising interest expenses - up 11 percent this quarter as a result of increased borrowing for the capital program, even though the company's embedded cost of long-term debt was lower than first quarter 2005.

DeBenedictis said, "Rising expenses impact earnings in periods of regulatory lag. We believe that a significant portion of the increased costs will be recovered in cases that are currently pending and we anticipate receiving in the second half of this year."

During the first quarter the company completed seven acquisitions of both water and wastewater systems. DeBenedictis said, "These seven acquisitions continue the momentum we gained completing a record 30 acquisitions in 2005. We believe that our acquisition pipeline is full and that the company is on track to deliver our customer growth goals in 2006. Acquisitions provide the building blocks for future growth by bringing new revenues, new opportunities for future capital investment and new platforms from which to grow our customer base."

In March 2006 the company finalized the purchase of the utility operations of Florida Water Services resulting in a favorable purchase price adjustment of $1.6 million. The final purchase price of $13.0 million equates to approximately $950 per customer, which the company believes will be fully recovered in rates. DeBenedictis said, "Now that this acquisition is finalized, we are in the process of filing much needed rate requests which will allow the Florida systems to begin earning their fair, regulated returns."

The company recently completed its evaluation of internal control over financial reporting as required by the Sarbanes-Oxley Act. As outlined in the company's Annual Report on Form 10-K, management concluded that as of December 31, 2005, Aqua America's internal control over financial reporting was effective. The company's independent registered public accounting firm has issued an unqualified opinion as a result of its audit of Aqua America's consolidated financial statements, internal control over financial reporting and management's assessment of internal control over financial reporting.

As the company prepares to enter the normally higher customer demand period of May through September, it is pleased to report that all reservoirs are filled to capacity. "From late spring throughout the summer, hot, dry weather drives incremental water sales. Weather can impact earnings during this period from five to 10 percent, so it is important that our reservoirs are full at this time of year in anticipation of the warmer weather," said DeBenedictis.

The company's conference call with analysts will take place on Wednesday, May 3, 2006 at 5:00 p.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company's Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 7:00 p.m. on May 3, 2006 for 10 business days following the call. To access the audio replay in the U.S., dial 888.286.8010 (passcode 78219198). For international callers, dial 617.801.6888 (passcode 78219198).

Aqua America, Inc. is the largest U.S.-based publicly-traded water utility, serving more than 2.5 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, New York, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.


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This release contains forward looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, regarding, among other things, the expected recovery of capital expenditures and expenses in rates, the timing and amounts of rate recoveries, the success of our acquisition program, the impact of our acquisitions and capital investment program, and increased opportunities from acquisitions for further growth and to invest and earn a return on infrastructure improvements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.

                                      # # #

                                                                            WTRF

The following table shows selected operating data for the quarters ended March 31, 2006 and 2005 (in thousands, except per share data) for Aqua America, Inc. All share and per share data have been restated to reflect the December 1, 2005 four-for-three stock split.

                                                        (Unaudited)
                                                       Quarter Ended
                                                          March 31,
                                                     2006           2005
                                                  ---------      ---------
Operating revenues                                $ 117,949      $ 113,988
                                                  ========================
Net income                                        $  16,564      $  18,871
                                                  ========================
Basic net income per share                           $ 0.13           0.15
                                                  ========================
Diluted net income per share                         $ 0.13           0.15
                                                  ========================
Average common shares outstanding:
  Basic                                             129,181        127,361
                                                  ========================
  Diluted                                           130,893        128,886
                                                  ========================




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                       Aqua America, Inc. and Subsidiaries
           Consolidated Statements of Income and Comprehensive Income
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                          Quarter Ended
                                                            March 31,
                                                    -------------------------
                                                       2006           2005
                                                    ---------       ---------
Operating revenues                                  $ 117,949       $ 113,988

Cost & expenses:
    Operations and maintenance                         51,316          47,309
    Depreciation                                       16,830          14,683
    Amortization                                        1,114           1,228
    Taxes other than income taxes                       8,067           7,997
                                                    ---------       ---------
Total                                                  77,327          71,217
                                                    ---------       ---------

Operating income                                       40,622          42,771

Other expense (income):
    Interest expense, net                              14,172          12,795
    Allowance for funds used
      during construction                                (918)           (364)
    Gain on sale of other assets                         (267)           (481)
                                                    ---------       ---------
Income before income taxes                             27,635          30,821
Provision for income taxes                             11,071          11,950
                                                    ---------       ---------
Net income                                          $  16,564       $  18,871
                                                    =========       =========
Net income per common share:
   Basic                                               $ 0.13          $ 0.15
   Diluted                                             $ 0.13          $ 0.15

Average common shares outstanding:
   Basic                                              129,181         127,361
                                                    =========       =========
   Diluted                                            130,893         128,886
                                                    =========       =========


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                       Aqua America, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                            (In thousands of dollars)
                                   (Unaudited)



                                                        March 31,   December 31,
                                                          2006          2005
                                                        ---------   ------------
Net property, plant and equipment                      $2,312,171    $2,279,950
Current assets                                            125,760        89,956
Regulatory assets and other assets                        253,202       256,819
                                                       ----------    ----------
                                                       $2,691,133    $2,626,725
                                                       ==========    ==========


Common stockholders' equity                             $ 824,194     $ 811,923
Long-term debt, excluding current portion                 916,459       878,438
Current portion of long-term debt and loans payable       191,816       163,150
Other current liabilities                                  76,694       100,189
Deferred credits and other liabilities                    681,970       673,025
                                                       ----------    ----------
                                                       $2,691,133    $2,626,725
                                                       ==========    ==========



















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